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                                                                      Exhibit 11

               NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                      (In thousands, except per-share data)




                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                             MAY 31                  MAY 31
                                         1997        1996        1997        1996

Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis) .     44,996     48,059      45,371      48,240

  Net Income ........................   $ 29,434     27,677    $ 74,613    $ 70,196

  Primary Earnings per Share ........   $    .65    $   .58    $   1.64    $   1.46


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding .....................     44,996     48,059      45,371      48,240

  Additional Shares Assuming Exercise
    of Options:
      Options exercised .............      1,425      1,293       1,425       1,293
      Treasury stock purchased
        with proceeds ...............       (981)      (919)       (981)       (919)

  Average Common Shares Outstanding
     (as adjusted) ..................     45,440     48,433      45,815      48,614

  Net Income ........................   $ 29,434     27,677    $ 74,613    $ 70,196

  Fully Diluted Earnings per Share ..   $    .65    $   .57    $   1.63    $   1.44
